Exhibit 10.12

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

HOSTING SERVICE AGREEMENT

THIS HOSTING SERVICE AGREEMENT (the “Agreement”) is made and entered into on December 6, 2024(the “Effective Date”) by and between VIKING DATA CENTERS LLC (“Host”), a Delaware corporation with its registered office at 428 Seiberling Street Akron, OH 44306 USA and BGIN INFRASTRUCTURE LLC (“Client”), a Delaware Company with its registered office at 110 Ida Street, Omaha, NE, 68110.

(Hereinafter individually referred to as a “Party” and jointly as “the Parties”)

WHEREAS Host arranges space, infrastructure and supports necessary to operate Client’s cryptocurrency Servers and related hardware for cloud computing (“Servers”) in the Hosting Facility at the location of [***] in the United States of America (“Location”);

WHEREAS Client wishes to contract with Host to provide hosting and other services for the Client Servers on the terms and conditions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements of the Parties as set forth in this Agreement, the receipt and sufficient of which is hereby irrevocably acknowledged, the Parties hereby agree as follows:

1.	Hosting and Services.

1.1.	Overall Hosting Arrangement. Host shall provide hosting and related services for Client’s Servers at the Hosting Facility, including but not limited to:

1.1.1.	Provision of Space: Arranging appropriate shelf and/or rack space within the Hosting Facility for Client’s Servers.

1.1.2.	Electrical Capacity: Ensuring sufficient electrical capacity at the required voltage and wattage to support the operation of Client’s Servers.

1.1.3.	Monitoring Services: Continuously monitoring Client’s Servers to ensure compliance with the Service Level Agreement (as stipulated in Section 2).

1.1.4.	Operational Support: Providing support services in relation to the operation of Servers, including but not limited to troubleshooting, routine maintenance, and responding to any reasonable requests made by Client.

Host shall perform the above services in a diligent, professional, and workmanlike manner, consistent with industry standards and practices, and in accordance with the terms and conditions of this Agreement (collectively referred to as the “Hosting Service”).

1.2.	Capacity. Host shall ensure that a maximum electrical capacity of [***]MW is continuously available to Client at all times during the term of this Agreement. Host guarantees that this capacity will not be reduced, interrupted, or otherwise compromised, except as explicitly permitted under this Agreement or with prior written consent from the Client. Any failure by Host to provide the agreed capacity shall constitute a material breach of this Agreement, entitling Client to seek all available remedies, including but not limited to termination of the Agreement and claims for damages.

1.3.	Acceptance and Deployment of Servers. Host shall be responsible for the acceptance, installation, and configuration of Client’s Servers in accordance within ten (10) days upon their arrival at the Hosting Facility (“Host’s Deployment Commitment”). Host shall:

1.3.1.	Promptly accept Client’s Servers upon delivery, without refusal, to allow the following installation and configuration.

1.3.2.	Install each Server on the designated rack(s) immediately upon acceptance, ensuring that the installation is secure and complies with applicable safety and operational standards.

1.3.3.	Configure each Server to achieve its standard operational condition, including but not limited to necessary network, power, and cooling connections.

1.3.4.	Confirm that each Server is fully operational and ready for mining operations, and promptly notify Client in writing upon successful installation and configuration.

In the case Host’s Deployment Commitment is not meet, Host shall, at its own expense, increase necessary manpower or extend serving hours as requested by Client to ensure compliance with the required schedule, without any additional charge to Client. In the event that the deployment of any Server is delayed beyond the specified ten (10) days period, Host shall pay Delay Compensation to Client as calculated in accordance with Section 3.3. This Compensation shall be applied to the invoice for the installation services associated with the delayed Servers. If such the delay exceeds thirty (30) days, Client shall have the right to terminate this Agreement upon Notice to Host, Host shall within thirty (30) days of termination return the deposit untouched without any deduction of fees.

1.4.	Condition of Hosting Facility. No later than the first arrival of Client’s Servers and at all times up to and until the termination of this Agreement, Host shall provide Client with sufficient server rooms, server positions, racks, power load and facilities, broadband network and network facilities, heat dissipation facilities, sand, rain and snow-proofing facilities, temperature and humidity monitoring and sensing equipment, security monitoring, and any other equipment reasonably required for the normal operation of the Hosted Servers. These facilities shall adhere to a reasonable commercial standard and satisfy at least the following requirements:

1.4.1.	Network Requirements:

[***]

1.4.2.	Temperature Requirements:

1.4.2.1.	The temperature of the air inlet for any Server shall at all times be within the operational temperature range set forth in the manufacturer specifications of Client’s Servers as confirmed by Client.

1.4.2.2.	If the temperature conditions, particularly high-temperature conditions, within the Hosting Facility do not meet the specified range, Host shall notify Client and be provided with one (1) month to remedy the situation.

1.4.2.3.	If Host fails to remedy the temperature conditions within the specified one (1) month period, Client shall be entitled, at its sole discretion, to remove the affected Servers from the Hosting Facility.

1.4.3.	Humidity Requirements: The environmental humidity within the Hosting Facility shall at all times be within the operational humidity range set forth in the manufacturer specifications of Client’s Servers as confirmed by Client.

1.4.4.	Monitoring Equipment:

1.4.4.1.	The temperature and humidity monitoring and sensing equipment provided by Host shall have a measurement range covering [***].

1.4.4.2.	The equipment may utilize either wired or wireless transmission to facilitate real-time monitoring and maintenance.

1.4.5.	Power Load Requirements:

1.4.5.1.	The power load provided by Host shall meet the requirements specified in this Agreement, the Service Order, and any standard operational conditions.

1.4.5.2.	In the event that the power load is insufficient for any reason, including but not limited to damage to power supply equipment, insufficient supply from the power provider, or changes in policy at the Hosting Facility’s location, Client shall be entitled, at its sole discretion, to use any remedies entitled by this Agreement.

1.4.6.	Remedies and Compensation:

1.4.6.1.	Upon Client’s confirmation, Host shall be responsible for the timely and intact removing and relocation of Hosted Servers that may become damaged or inefficient due to Host’s failure to meet the aforementioned condition requirements.

1.4.6.2.	Host shall compensate Client at the real-time market price of the Hosted Servers in the event that they are damaged or destroyed due to such failures of this Section 1.4.

1.4.6.3.	If Host fails to provide or maintain any of the operating conditions specified in this Section 1.4, including but not limited to temperature, humidity, power load, and network requirements, Client shall be entitled, at its sole discretion, to remove the affected Servers from the Hosting Facility. According portion of Deposit in connection with the removed Servers shall be returned by Host upon such removal. Furthermore, if the affected Servers constitute 10% or more of all Client Servers, Client shall have the right to terminate this Agreement immediately upon written notice to Host, without any further obligation or liability to Host. Any costs and losses associated with the withdraw, removal and termination, including but not limited to un-racking, relocating, transportation, reinstallation, and any associated downtime, shall be borne by Host due to its failure to meet the required conditions.

1.4.6.4.	Client’s rights and remedies specified in this Section 1.4 is without prejudice to any remedies available to Client under the Service Level Agreement hereunder.

2.	Service Level Agreement (“SLA”).

2.1.	Uptime Commitment. Host shall use commercially reasonable efforts to ensure that the Hosting Services, including internet connectivity and power supply, are available to Client, and the Servers shall be online for at least [***] percent ([***]%) of the time during each yearly period (the “Service Level”). Such uptime data calculated as described above shall be provided by the mining pool designated by the Client. Both parties acknowledge and agree that such data shall be final and conclusive evidence of uptime for the monthly period. However, if downtime occurs due to delays or interruptions in the mining pool data, both parties shall work together to recalculate the uptime. This Service Level shall be subject to the following exclusions:

2.1.1.	Client Server Failure: Periods of downtime caused by failures of Client’s Servers, provided such failures are not attributable to Host’s failure to meet the conditions outlined in Section 1.4.

2.1.2.	Scheduled Maintenance: Host shall provide Client with at least 48 hours prior written notice and acquire written confirmation from Client before any scheduled maintenance that may affect the availability of the Services. Accumulative Scheduled Maintenance shall not exceed [***] hours for the Term of this Agreement. Any downtime exceeding the [***] hours shall not be excluded from the Service Level calculation.

2.1.3.	Energy Provider Outage: Downtime caused by involuntary outages or shortages of power from the Hosting Facility’s energy provider shall be excluded for up to [***] hour per year. Any downtime exceeding [***] hour shall not be excluded from the Service Level calculation.

2.1.4.	Force Majeure Events: As defined in Section 11, Force Majeure Events shall exclude Host’s obligations under this Service Level, except that downtime exceeding [***] hours due to an individual Force Majeure Event shall not be excluded from the Service Level calculation.

2.1.5.	Without Prejudice: Any rights or remedies available to the Client under this Agreement due to Host’s failure to meet the conditions specified in Section 1.4 shall be without prejudice to the Client’s rights under this Section 2.1, and any decisions made by the Client under Section 1.4 shall not affect the application or calculation of the Service Level.

2.2.	Uptime Monitoring. Host shall provide Client with access to real-time monitoring tools and monthly reports that detail the uptime performance of the Hosting Services. These reports shall include detailed logs of any outages and the reasons for such outages.

2.3.	Remedies for SLA.

2.3.1.	Rectification Period and Remedies

During any single billing month, in the event the uptime rate falls below [***]%, Client shall have the right to request Host to rectify the non-compliance of SLA within thirty (30) calendar days of such request.

2.3.2.	If the uptime rate remain unfulfilled after the rectification period, Client may, at its sole discretion, either:

2.3.2.1.	Terminate this Agreement without incurring any liability for breach of contract. Any costs associated with the removal and termination, including but not limited to un-racking, relocating, transportation, reinstallation, and any associated downtime, shall be borne by Host due to its non-compliance of SLA.

2.3.2.2.	Apply reduction of Hosting Fee. If Client does not terminate the agreement in the non-compliance of SLA situation, Host shall adjust the Actual Hosting Unit Price such that it equals the current hosting unit price multiplied by the monthly average uptime rate. Additionally, a discount of [***] ([***]%) on the Hosting Service Fee for the according billing period shall apply. This adjustment will continue from the end of the rectification period until the uptime rate meets or exceeds the agreed upon SLA uptime percentage in a subsequent billing period.

3.	Invoice and Payment; Fees and Compensation

3.1.	Definitions. For the purposes of this Agreement, the following fees-related definitions shall apply:

3.1.1.	“Standard Hosting Price”: The agreed-upon price per kilowatt-hour (kWh) for hosting services, inclusive of taxes.

3.1.2.	“Monthly Theoretical Hosting Fee”: The estimated monthly hosting fee calculated based on theoretical electricity consumption.

3.1.3.	“Actual Hosting Unit Price”: The actual price per kWh applied in a given month, which may be adjusted under certain conditions as specified herein.

3.1.4.	“Minimum Load Standard”: The minimum power consumption commitment by Client each month, measured in megawatts (MW).

3.1.5.	“Racking Fee”: The fee charged by Host for installing (racking) each Server unit.

3.1.6.	“Off-Racking Fee”: The fee charged by Host for removing (off-racking) each Server unit.

3.1.7.	“Delay Compensation”: The compensation payable by the defaulting party in the event of delays in meeting their respective commitments under this Agreement.

3.2.	Deployment Fees and Rate

3.2.1.	Deployment Fees

3.2.1.1.	Racking Fee: USD $ [***] per Server unit.

3.2.1.2.	Off-Racking Fee: USD $ [***] per Server unit.

3.2.2.	Deployment Rate

3.2.2.1.	Standard Deployment Rate: Host shall achieve a racking/off-racking rate of [***] units per day, with an acceptable deviation of [***] units.

3.2.2.2.	Performance Adjustment: If the actual deployment rate falls below [***]% of the standard rate, the corresponding Racking Fee shall be reduced proportionally.

3.2.2.3.	Monitoring: Deployment rates shall be verified based on data from the backend management system confirmed by Client.

3.3.	Delay Compensation

3.3.1.	Client’s Delivery Commitment

Client commits to delivering [***] Servers to Host’s facility by [***]. Should Client fail to meet this commitment, Client shall compensate Host for the delay based on the number of days and quantity of Servers delayed. Host may deduct the corresponding Delay Compensation from the Deposit. If the delay exceeds thirty (30) days, Host may request termination of this Agreement and shall return the remaining Deposit to Client after deducting the applicable Delay Compensation.

3.3.2.	Host’s Deployment Commitment

Host commits to providing adequate power supply and facility readiness, and completing the deployment of Servers according to the schedule and quantities specified in Section 1.3 of this Agreement. Should Host fail to meet this commitment, Host shall compensate Client for the delay based on the number of days and quantity of Servers affected. If the delay exceeds thirty (30) days, Client has the right to terminate this Agreement, and Host shall return the full Deposit and pay the applicable Delay Compensation to Client.

3.3.3.	Calculation of Delay Compensation. Delay Compensation shall be calculated as follows:

Delay Compensation = [***]

3.4.	Hosting Service Price and Calculation

3.4.1.	Standard Hosting Price.

The Standard Hosting Price, inclusive of taxes, shall be USD $[***] per kilowatt-hour (kWh).

3.4.2.	Monthly Theoretical Hosting Fee. The Monthly Theoretical Hosting Fee shall be calculated as follows:

Monthly Theoretical Hosting Fee=[***]

3.4.3.	Actual Hosting Fees

3.4.3.1.	Metering: Host shall install a dedicated electric meter for Client’s Servers. Monthly electricity consumption shall be determined based on readings from this meter.

3.4.3.2.	Verification: Client reserves the right to periodically or randomly inspect and calibrate the accuracy of the electric meter. Host shall fully cooperate with such inspections.

3.4.3.3.	Calculation: Monthly Hosting Fee = [***].

3.4.3.4.	Minimum Load Standard: Client agrees to maintain a Minimum Load Standard of [***] MW each month. Consumption beyond this standard shall be billed based on actual usage at Standard Hosting Price.

3.5.	Clarification on Fees

3.5.1.	Actual Consumption

For avoidance of doubt, all hosting fees shall be determined based on actual electricity consumption as measured by the dedicated electric meter, and not by the theoretical hosting quantity stipulated in this Agreement.

3.5.2.	No Presumed Fees

For avoidance of doubt, except specifically stipulated in this Section 3 or subject to any further mutual written agreement or understanding, all support and on-site management provided by Host mentioned in this Agreement shall be fully covered by the Hosting Fees and will not be charged separately.

3.6.	Prepayment

3.6.1.	Prepayment Amount

Client shall make a prepayment equivalent to one (1) month’s theoretical hosting fee, as calculated pursuant to Section 3.4.2 at USD $[***].

3.6.2.	Payment Timing

The Prepayment shall be made within seven (7) business days after the signing of this Agreement and any corresponding Service Orders, provided Host has completed the following with relevant proof provided to Client:

3.6.2.1.	Completion of control machine installation.

3.6.2.2.	Successful activation and visibility of test machines on the management backend with remote monitoring capabilities, including hash rate display.

3.6.3.	Use of Prepayment

The Prepayment shall be applied toward the first month’s hosting fee. If the first month’s hosting fee is equal to or less than the Prepayment amount, no additional payment shall be required from Client for that month. Any remaining balance shall be applied to subsequent monthly hosting fees until fully utilized.

3.6.4.	Refund of Prepayment

Upon termination of this Agreement, Host shall unconditionally refund any unused portion of the Prepayment to Client within thirty (30) days, irrespective of any disputes of fees that may exist. Failure by Host to refund the Prepayment timely shall result in a late payment penalty of 0.05% of the unpaid amount for each day overdue.

3.7.	Deposit

3.7.1.	Deposit Amount

Client shall pay a deposit equivalent to [***] month’s theoretical hosting fee, as calculated pursuant to Section 3.4.2 at USD $[***].

3.7.2.	Payment Timing

The Deposit shall be paid within seven (7) business days after the signing of this Agreement and the corresponding Service Orders, provided Host has completed the following with relevant proof provided to Client:

3.7.2.1.	Completion of control machine installation.

3.7.2.2.	Successful activation and visibility of test machines on the management backend with remote monitoring capabilities, including hash rate display.

3.7.3.	Refund of Deposit

Upon termination of this Agreement, Host shall unconditionally refund the Deposit to Client as follows:

3.7.3.1.	If Servers have been fully or partially operational by the time of termination, Host shall return the remaining Deposit within thirty (30) days after deducting any unpaid hosting fees and applicable Delay Compensation.

3.7.3.2.	If Servers have not been operational by the time of termination, Host shall return the full Deposit within thirty (30) days.

3.7.3.3.	Late Refund Penalty: Failure by Host to refund the Deposit timely shall result in a late payment penalty of [***]% of the unpaid amount for each day overdue.

3.8.	Invoicing and Payment

3.8.1.	Invoice Issuance. Host shall issue an invoice on the second (2nd) day of each month detailing the actual hosting fees for the previous monthly period. If the 2nd day falls on a non-working day, the invoice may be issued on the next working day.

3.8.2.	Supporting Documentation. Each invoice shall be accompanied by a reconciliation statement and supporting documents, including but not limited to hourly readings of the relevant electric meter for the billing period.

3.8.3.	Payment Terms

3.8.3.1.	Payment Deadline: Client shall settle the invoiced amount within five (5) working days of receipt, provided there are no objections or Disputes.

3.8.3.2.	Payment Methods: Payments shall be made via USD transfer or other methods as mutually agreed upon in writing by both Parties.

3.8.3.3.	Deduction and Credit Note: In any case a prepaid amount of Client has exceeded the actual consumption amount, Client shall at its sole discretion, request a credit note from Host, and Host shall issue a credit note for the unused portion, which will be deducted from the next month’s invoice.

3.8.4.	Invoice Disputes and Adjustments

3.8.4.1.	Dispute Notification: Client shall notify Host of any objections to the invoice within seven (7) working days of receipt, providing relevant data and records to substantiate the dispute.

3.8.4.2.	Resolution: Both Parties shall actively collaborate to resolve any discrepancies using independent meter readings or data from the designated mining pool.

3.8.4.3.	Continued Operations: Pending resolution of any disputes, Host shall ensure uninterrupted operation of Client’s Servers.

3.8.4.4.	Revised Invoice: Upon resolution, Host shall issue a revised invoice, which Client shall approve in writing within five (5) working days of receipt.

4.	Frustration of Purpose; Adjustment Mechanism

4.1.	Frustration of Purpose Condition

4.1.1.	In the event that the market price of the target cryptocurrency of Client’s Servers declines to a level that renders the Client’s operations at the Hosting Facility unprofitable, such a situation shall be deemed a Frustration of Purpose condition. This condition shall be determined based on the Hosting Fee Ratio, calculated as Monthly Hosting Fees divided by the Theoretical PPS Income of the month (calculated daily, using target cryptocurrency prices from a credible third-party platform as mutually agreed upon). If the Hosting Fee Ratio reaches [***]%, the situation of Frustration of Purpose shall be triggered, Client may, on its sole discretion, either,

a.	Implement the Adjustment Mechanism outlined herein to continue the Agreement (“Adjustment Mechanism”), or;

b.	Terminate the Agreement upon written notice to Host, without incurring any liabilities.

4.1.2.	Upon receiving the monthly invoice, both parties shall review the Hosting Fee Ratio to determine if this condition is triggered, and if triggered, Client shall be entitled to provide written notice to Host, electing to implement the Adjustment Mechanism specified hereunder on its sole discretion, and Host shall immediately apply the Adjustment Mechanism accordingly.

4.1.3.	For avoidance of doubt, the calculation of coin and prices shall be made by the following:

-Daily mining revenue = [***]

-Daily electricity expense = [***]

-Net mining income = [***]

4.2.	Adjustment Mechanism

4.2.1.	Reduce of Hosting Fees

4.2.1.1.	Initial Adjustment: If, during any month of the contract period, the Hosting Fee Ratio exceeds [***]%, Host shall reduce the hosting fee to lower the Hosting Fee Ratio to [***]%, provided that the post-adjustment hosting electricity price shall not fall below USD[***]. And; Further Adjustment: If, after the initial adjustment, the Hosting Fee Ratio still exceeds [***]% and the hosting unit price is below the pre-adjustment hosting electricity price, the hosting fees shall automatically be adjusted to [***]% of the theoretical PPS income for that month, ensuring the actual hosting unit price does not exceed the normal hosting unit price.

4.2.1.2.	Separated Calculation: If there are two or more models of hosted Servers, the Hosting Fee Ratio shall be calculated separately for each model, and the adjustment mechanism outlined in this section shall apply to each model based on the respective calculation results.

4.2.2.	Voluntary Power-Off

4.2.2.1.	Voluntary Power-Off Option: Client may choose to power off any or all Servers on-site at its sole discretion, without any fees, charges, or expenses incurred during the Voluntary Power-Off Period, regardless of any minimum load standard commitment.

4.2.2.2.	Duration and Conditions. Powered-off Servers may remain on-site for up to [***] calendar days from the initial power-off date. During this period, Client may determine to reactivate the Servers at any time, and shall either reactivate the Servers or, terminate this Agreement and remove Servers after the period.

4.2.3.	Other Adjustment Mechanisms both parties mutually agreed upon.

5.	On-site Management

5.1.	Safety and Security

Host shall take standard industry practices and all necessary measures, as well as install all necessary facilities, to ensure safety and security of the Hosting Facility and the Servers against any safety accidents such as damage, loss or fire outbreak, etc. or any faults such as dust ingress, water ingress or snow ingress, etc. If any Client Server is damaged, lost or has other abnormalities due to reasons attributable to Host, Host shall indemnify Client against its losses arising therefrom based on the fair market value of such Hosted Server, except the extent any such damage, loss or abnormality was caused by Client’s negligence, gross negligence or willful misconduct.

5.2.	24/7 Access by Client Personnel

Client and any third party designated by Client shall be responsible for the operation and maintenance of the Client’s Servers. Client may appoint one or more individuals (“Client Personnel”) to carry out operation and maintenance activities on the Client’s Servers onsite at the Hosting Facility on a 24-hour per day, 7-day per week basis. Client Personnel shall operate onsite according to the directions and instructions of the Host. Host shall provide all reasonable and necessary support and cooperation for the operation and maintenance of the Client’s Servers by Client Personnel, including but not limited to that Host shall grant Client Personnel access and permit to:

5.2.1.	Enter into the Hosting Facility;

5.2.2.	Obtain the operational data of the Servers;

5.2.3.	Inspect the operational conditions of the Hosting Facility;

5.2.4.	Perform maintenance on the Servers;

5.2.5.	Handle or repair any Hosted Servers that may be damaged, defective, malfunctioning or not operating;

5.2.6.	Immediate access upon request to fully functional water source maintained by Host, including water walls etc.;

5.2.7.	Check, examine and conduct inventory audits of the Hosted Servers, including whole Servers and related equipment hardware, spare parts and components may be assembled into or installed on (“Inventory Assets”).

5.3.	Other Supports from Host

Unless otherwise specifically agreed, Client shall be responsible for the maintenance of the Servers. Host shall provide the necessary infrastructure and support to enable Client to perform such maintenance effectively. Host’s assistance obligations shall include, but are not limited to, the following:

5.3.1.	Providing sufficient storage space for malfunctioning Servers, returned Servers, repair parts, packaging materials, and other related items;

5.3.2.	Providing necessary equipment, such as forklifts and lifts, to assist in the timely racking and unracking of Servers;

5.3.3.	Providing a secure testing area for Client’s authorized on-site maintenance personnel, equipped with a [***] power supply and network access, with a minimum of five power outlets and five network ports;

5.3.4.	Providing reasonable office space and facilities for Client Personnel to use while on-site.

5.3.5.	Provide sufficient warehouse space to Client for storage and safe-keeping of Inventory Assets.

6.	Representatives Acknowledgements and Warranties

6.1.	Client’s Representative Acknowledgements

6.1.1.	Client represents, warrants, and covenants that (i) it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement; and (ii) its performance of obligations hereunder will not violate any applicable laws or require the consent of any third party.

6.1.2.	Client represents and warrants that the Servers hosted at the Hosting Facility are the assets of Client or a third party designated by Client (the “Owner”). The Owner retains full proprietary interest in the hosted Servers throughout the term of this Agreement.

6.2.	Host’s Representative Acknowledgements

6.2.1.	Host represents and warrants that there are no ownership disputes concerning the data center where the Servers are hosted, and Host has the lawful right to operate and manage the Hosting Facility as per the terms of this Agreement.

6.2.2.	Host represents and warrants that an independent hosting room or clearly designated space within the Hosting Facility shall be provided to ensure a clear distinction between the Client’s hosted Servers and those of other clients. The area belonging to the Client will continue to operate steadily and without interruption, and will not stop operating except in cases of Force Majeure or at the Client’s request.

6.2.3.	Host represents and warrants that under no circumstances shall Host’s creditors, shareholders, or any other third parties have the right to dispute the ownership of the hosted Servers. In the event of such a situation, Host shall provide all reasonable assistance to the Owner to affirm the proprietary interest in the hosted Servers.

6.2.4.	Host represents, warrants and covenants that (i) it has full legal capacity, right, power and authority to execute and perform its obligations under this Agreement; and (ii) its performance of obligations hereunder will not violate any applicable laws or any prior rights, and will not subject to consent of any third party.

6.2.5.	Host represents and warrants that the Hosting Facility, including any associated infrastructure, is free from any encumbrances, including but not limited to pledges, liens, mortgages, or other limitations or claims that could affect the Host’s ability to operate the facility or the uninterrupted operation of hosted Servers.

7.	Proprietary Interest and Title of Servers

The Servers hosted under this Agreement are the assets of Client or a third party designated (“Owner”). The Owner retains full proprietary interest in the hosted Servers. The proprietary interest of the Owner in the hosted Servers shall not be affected by any factors, including but not limited to Host’s operational status, financial condition, or any disputes or litigation with shareholders or third parties. Under no circumstances shall Host’s creditors, shareholders, or any other third parties have any right to dispute or challenge the ownership of the hosted Servers. Under no circumstances shall Host, its creditors, shareholders, or any other third parties have any rights to impose liens, encumbrances, or any other claims against the hosted Servers. Host shall not engage in any actions that may affect the Owner’s proprietary interest, including but not limited to any rights to sell, transfer, or encumber the Servers. In the event of any external claims or disputes, Host shall provide all reasonable assistance to the Owner to affirm and protect their proprietary interest in the hosted Servers.

8.	Term, Termination, and Effect

8.1.	Term

Unless terminated sooner as provided in this Agreement, the term of this Agreement shall begin on the Effective Date and expire [***] thereafter (the “Term”). The Agreement shall renew only if Client and Host mutually agree in writing within thirty (30) days in advance of the conclusion of the Term.

8.2.	Termination by Host

Host may terminate this Agreement for cause immediately following written notice if Client: (i) fails to make any payments due pursuant to this Agreement or any other agreement entered into with Host; (ii) violates, or fails to perform or fulfill any covenant or provision of this Agreement, and such breach is not cured within fifteen (15) days after notification from Host; (iii) enters into bankruptcy, financial failure, insolvency, or merges with another person, corporation, or entity without the prior approval of Host.

8.3.	Termination by Client

Client may terminate this Agreement for cause immediately following written notice if Host materially breaches any of its obligations under this Agreement. Material breaches include, but are not limited to: (i) Failure to provide the Services, including maintaining the specified Service Level Agreement (SLA) of [***]% service availability annually, excluding Force Majeure Events; (ii) Any delays in the commencement of operation of Client’s Servers beyond what is considered commercially reasonable, excluding delays caused by Force Majeure Events; (iii) Failure to ensure adequate facilities and infrastructure necessary for the proper functioning of Client’s Servers, including but not limited to, the availability of rack space, electrical and network connectivity; (iv) Repeated interruptions or curtailments in the power supply not accounted for under Force Majeure Events or the SLA, which significantly impact Client’s operations; (v) Failure to maintain compliance with applicable laws, permits, and regulatory requirements; (vi) Breach of Host’s representations set out in Section 6.2; (vii) Any material misrepresentation or omission of information provided by Host that adversely affects Client’s interests.

8.4.	Termination for Convenience.

Either party may terminate the Agreement for convenience by providing the other party with a 30-day written notice. The Party initiating such termination right shall bare responsibilities as specified in Section 8.6.

8.5.	Termination for Force Majeure Events

If the normal performance of this Agreement cannot be resumed within fourteen (14) calendar days from the occurrence of a event of Force Majeure as specified in Section 11, Client shall be entitled to terminate this Agreement with immediate effect without any liability for breach of contract.

8.6.	Responsibility for Termination Costs

The party responsible for the termination of this Agreement shall bear all costs of removal, and other reasonable termination costs, including transportation and storage of Servers, as well as any other expenses incurred as a result of the termination.

8.7.	Effect of Termination

8.7.1.	Upon termination or expiration of this Agreement due to Client’s default, Client agrees to immediately pay to Host all amounts then owed, including all amounts owed through the term of any applicable Service Order. Host will provide written notice of any funds owed. If Client fails to make such payments within 30 (thirty) days of receiving the notice, Host shall have the right to use the Deposit provided by Client to recover the amounts owed. Host will return any additional funds above what is owed by Client within thirty (30) days.

8.7.2.	Without prejudice to any other rights or remedies available to Client under this Agreement or any other agreements, upon termination or expiration of this Agreement due to Host’s default, Host shall: (i) Refund to Client any prepaid but unused service fees within thirty (30) days; (ii) Assist in the orderly relocation of Client’s Servers to a new facility of Client’s choosing at Host’s expense, including all reasonable transportation, storage, and other related costs; (iii) Compensate Client for any damages or losses incurred as a result of the default, in accordance with the indemnity provisions of this Agreement.

9.	Insurance

9.1.	Insurance Requirements for Host

Host shall comply with all applicable laws and acquire any licenses or permits required to operate the Hosting Facility, including providing the Services. Host shall obtain and maintain insurance coverage for the Hosting Facility, including but not limited to coverage for property damage, general liability, and business interruption. However, such insurance coverage shall not be required to cover the Client’s Servers.

9.2.	Insurance Requirements for Client

Client shall ensure that the Hosted Servers are insured to amounts satisfactory to Client.

9.3.	Support for Insurance Claims

In the event of any damage or loss of the Hosted Servers, and upon written request by Client, Host shall provide Client and/or the owner of the Hosted Servers (as applicable) with documents and information necessary to support any insurance claim made to the insurance company.

9.4.	Liability for Insufficient Insurance Coverage

If damage or loss of the Hosted Servers results from the negligence or willful misconduct of Host, and if the insurance coverage is unavailable or insufficient to cover the losses of Client and/or the owner of the Hosted Servers (as applicable), Host shall indemnify Client (on behalf of the owner of the Hosted Servers, as applicable) for the difference between the insurance coverage and the actual losses.

10.	INDEMNIFICATION

10.1.	Host shall indemnify, defend, and hold Client and its Affiliates, and its and their officers, directors, agents, and employees, harmless from and against any third-party action, claim, suit, proceeding, demand, investigation, or charge alleging any costs, losses, liabilities, damages, fines, judgments, fees, or expenses (including reasonable attorneys’ fees and court costs) directly or indirectly, as a result of, or based upon or arising out of: (i) Host’s performance of the Services hereunder; (ii) any failure by Host to comply with Applicable Law in connection with the Services or this Agreement; (iii) any liability or damage incurred by reason of any act or omission of Host; or (iv) facts, which if true, would constitute a breach of any of Host representations, warranties, or covenants hereunder, including, but not limited to, Host fails to provide Services required by Client in accordance with this Agreement, such as frequent power outages at the Hosting Facility, Hosting Facility being shut down or being required to make improvements by competent authorities, etc., which prevents Hosted Servers from being in a stable Uptime. Should (1) in the event that Client asserts claim(s) against Host, Host fails to respond to the claim and take remedial action reasonably satisfactory to Client within ten (10) days following receipt of written notice thereof from Client; or (2) in the event that any third party asserts claim(s) against Host and/or Client, Host fails to use counsel reasonably acceptable to Client within ten (10) days following receipt of written notice thereof from Client, Client shall be entitled to terminate this Agreement by written notice with immediate effect and control the defense and settlement of any such claim using counsel of its own choice with Host bearing the costs and expenses of such representation (if applicable). Host may not settle any action, claim, suit, proceeding, demand, investigation, or charge under this Section 10.1 without Client’s prior written consent. For avoidance of doubt, Client shall be entitled to participate in any defense using its own counsel at its own cost.

10.2.	Client shall indemnify, defend, and hold Host and its Affiliates, and its and their officers, directors, agents, and employees, harmless from and against any third-party action, claim, suit, proceeding, demand, investigation, or charge alleging any costs, losses, liabilities, damages, fines, judgments, fees, or expenses (including reasonable attorneys’ fees and court costs) directly or indirectly, as a result of, or based upon or arising out of: (i) Client’s or its designated third party’s operations at the Hosting Facility; (ii) any failure to comply by Client or its designated third party with Applicable Law in connection with its operations at the Hosting Facility or this Agreement; (iii) any liability or damage incurred by reason of any act or omission of Client or its designated third party; or (iv) facts, which if true, would constitute a breach of any of Client representations, warranties, or covenants hereunder. Should (1) in the event that Host asserts claim(s) against Client, Client fails to respond to the claim and take remedial action reasonably satisfactory to Host within ten (10) days following receipt of written notice thereof from Host; or (2) in the event that any third party asserts claim(s) against Host and/or Client, Client fails to use counsel reasonably acceptable to Host within ten (10) days following receipt of written notice thereof from Host, Host shall be entitled to terminate this Agreement by written notice with immediate effect and control the defense and settlement of any such claim using counsel of its own choice with Client bearing the costs and expenses of such representation (if applicable). Client may not settle any action, claim, suit, proceeding, demand, investigation, or charge under this Section 10.2 without Host’s prior written consent. For avoidance of doubt, Host shall be entitled to participate in any defense using its own counsel at its own cost.

10.3.	Subject to other provisions of this Section 10, each Party hereby agrees to indemnify, defend and hold harmless the other Party and its respective Affiliates, officers, directors, agents and employees from and against any and all losses, liabilities, damages, liens, claims, obligations, judgments, penalties, deficiencies, costs and expenses (including reasonable attorneys’ fees and court costs) resulting from or arising out of any breach or omission of performance by such Party of any of the representations, covenants or other agreements in this Agreement.

11.	Force Majeure.

Neither party will be responsible nor in anyway liable for any delays or failures in performance under this Agreement. Any time exceeding this aggregate shall be deducted from the payment obligations of Customer for the corresponding period, arising out of or relating to a Force Majeure Event. A “Force Majeure Event” means a failure by the other party to perform any of its obligations under this Agreement, if such failure is caused by events or circumstances beyond its reasonable control, including, without limitation, acts of God, war, labor strike, plant shutdown, unavailability of or interference with necessary transportation, terrorist act, accident, fire, flood, earthquake, landslide, hurricane, typhoon, tsunami, volcanic eruption, inclement weather, health pandemic or epidemic, national, local or regional emergency, any law, order, regulation, seizure or other action of any governing authority or agency. Notwithstanding the foregoing, in the event of such an occurrence, each party agrees to make a good faith effort to perform its obligations hereunder.

12.	Confidentiality; Privacy; Intellectual Property

12.1.	Confidentiality Obligations

Each party acknowledges that, in the course of performing its responsibilities under this Agreement, it and its employees, agents, or representatives may be exposed to or acquire information that constitutes Confidential Information (defined below) of the other party. Neither party shall use, disclose, or copy any Confidential Information except to the limited extent necessary to perform its obligations under this Agreement. Confidential Information shall not be disclosed to any person or entity other than those who have a need to know and as expressly permitted by this Agreement. Each party shall employ the same measures to protect the Confidential Information as it uses to protect its own most confidential and proprietary information, but in no event less than commercially reasonable measures.

12.2.	Definition of Confidential Information

“Confidential Information” refers to any confidential or proprietary information of a party, including but not limited to business plans, strategies, forecasts, projections, information about business structures, operations, systems, finances, assets, investments, investment strategies, software, technology systems, and personnel, customers, and suppliers. Confidential Information does not include information that: (i) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (ii) becomes known to the receiving party independently of any disclosure by the disclosing party and from a source other than one having an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential, except through a breach of this Agreement by the receiving party; or (iv) is independently developed by the receiving party.

12.3.	Return or Destruction of Confidential Information

Upon termination or expiration of this Agreement, or at any other time upon the request of the other party, each party shall return to the other party or destroy and delete, as applicable, all Confidential Information and any copies thereof in its possession or control.

12.4.	Privacy Compliance

Host warrants and represents that it will comply with all applicable privacy laws throughout the term of this Agreement and will take all reasonable steps within its power to ensure that its employees, contractors, and other affiliates comply with all applicable privacy laws.

12.5.	Intellectual Property Rights

Except for the rights expressly granted herein, all rights, titles, and interests in any and all client relationships, proprietary rights, and intellectual property rights in each party’s data and intellectual property shall remain with and be the exclusive property of the Party or any factual owner, if applicable.

12.6.	Cooperation with Government or Legal Investigations

Each party may cooperate with any government or legal investigation concerning any aspect of the Servers or any services provided under this Agreement, which may include disclosing identifying information of the other party.

12.7.	Use of Trademarks and Intellectual Property

Neither party shall use the other party’s trademarks, service marks, trade names, copyrights, or other intellectual property rights in any promotion, publication, or press release without the prior written consent of the other party, which consent shall not be unreasonably withheld.

13.	NOTICES

All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Section 13. Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Working Day, on the next following Working Day). The following are the initial address of each Party:

If to Host:

Address: [428 Seiberling Street Akron, OH 44306 USA]

Attn: [***]

Email: [***]

If to Client:

Address: 110 Ida St, Omaha, NE 68110

Attn: [***]

Email: [***]

14.	Miscellaneous

14.1.	Entire Agreement and Amendment. This Agreement, together with all Services Orders, appendixes, schedules, annexes and exhibits, constitute the full and entire understating and agreement between the Parties, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement may only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

14.2.	Assignment

14.2.1.	Client may freely assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. Client will provide written notification of such assignment or transfer to Host.

14.2.2.	Host may assign or transfer any of its rights, benefits or obligations under this Agreement in whole or in part to its Affiliates or to any third party. Host will provide written notification of such assignment or transfer to Client. The assigned third party shall provide materials requested by Client to complete due diligence before such assignation, Client shall be entitled to terminate this Agreement without any liability in event of its objection to such assignment, and for breach of contract if the assigned third party fails to meet the criteria for service provision.

14.2.3.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.3.	Non-Solicitation. Host agrees that from the date of this Agreement until the [***] of the expiration of the Term or the earlier termination pursuant to Section 8, unless mutually agreed by both Parties, Host shall not (1) directly or indirectly, solicit, recruit, encourage or induce employees or consultants of Client to (i) terminate such person’s employment or consulting relationship with Client or (ii) become employed or engaged as an employee, officer, director, member, manager, partner or any other type of Host for the employee or any other third party; or (2) use any Confidential Information, directly or indirectly, to solicit customers or suppliers of Client or otherwise divert or attempt to divert business away from Client, nor will the employee encourage or assist others to do.

14.4.	Governing Law. This Agreement shall be solely governed by and construed in accordance with the laws of the State where the Hosting Facility located, without regard to principles of conflict of laws.

14.5.	Dispute Resolution. All disputes arising under this Agreement shall be submitted to arbitration in JAMS, Ohio before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Relevant Jurisdiction. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction. The breaching Party shall bear the attorney fees and arbitration fees of the non-breaching Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

14.6.	Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any Applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Applicable Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

14.7.	Titles and Headings. The titles and headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement. Any reference to sections or clauses is for identification purposes only and shall not affect the rights or obligations of the parties.

14.8.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[The remainder of this page is intentionally left blank for signature]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

Signed for and on behalf of Client

Bgin Infrastructure LLC

	Signature	/s/ Qingfeng Wu
	Name:	Qingfeng Wu
	Title:	Member

Signed for and on behalf of Host

VIKING DATA CENTERS LLC

	Signature	/s/ [***]
	Name:	[***]
	Title:	[***]